Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces $370 Million Unsecured Credit Facilities
Including 7-Year Term Loans

MURFREESBORO, Tenn. - (July 1, 2013) National Health Investors, Inc. (NYSE: NHI) announced today it has entered into amended $370 million senior unsecured credit facilities that includes a $250 million revolving credit facility and $120 million of 7-year term loans. The revolving credit facility matures in five years (inclusive of an embedded 1-year extension option), and the term loans mature in 7 years. At closing, the new facilities replaced smaller credit facilities that originated on May 1, 2012 and provided for $320 million of total committed facilities.

Justin Hutchens, NHI's CEO and President, noted, “We appreciate the considerable commitments offered by the banks participating in this credit facility, which result in low borrowing costs, extended loan maturities and additional borrowing capacity that offers substantial support to NHI's growth.”

Wells Fargo Securities, LLC, BMO Capital Markets and KeyBank National Association were joint lead arrangers for the facilities and arranged a syndicate that included nine banks. BMO Capital Markets and Wells Fargo Securities, LLC were joint lead arrangers for the $120 million 7-year term loan facility. Other banks in the credit facility are Bank of America, Regions Bank, Pinnacle National Bank, United Community Bank, Stifel Bank & Trust and UMB Bank. The amended credit facility provides for:

(1)	Unsecured, revolving borrowings of up to $250 million with interest at 140 basis points over LIBOR and a maturity of 5 years (inclusive of an embedded 1-year extension option); and

(2)
Unsecured, 7-year term loans of $120 million with interest at 150 basis points over LIBOR, of which interest of 3.04% on a notional amount of $40 million is fixed for a period of 6 years and interest of 3.61% on a notional amount of $80 million is fixed for a period of 7 years with interest rate swap agreements.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.